Exhibit 99

COVENANT TRANSPORTATION GROUP ANNOUNCES SECOND QUARTER FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – July 25, 2012 - Covenant Transportation Group, Inc.  (NASDAQ/GS: CVTI) announced today financial and operating results for the quarter ended June 30, 2012. Highlights for the quarter included the following:

•	Freight revenue of $134.2 million, an increase of 0.4% compared with the second quarter of 2011;
•	Operating income of $11.1 million and an operating ratio of 91.8%, compared with operating income of $7.2 million and an operating ratio of 94.6% in the second quarter of 2011;
•	Net income of $4.3 million, or $0.29 per share, compared with net income of $1.7 million, or $0.11 per share in the second quarter of 2011;
•
In the second quarter of 2012, insurance and claims expense includes a refund of $4.0 million pretax of previously expensed premium from our commutation of the April 1, 2011 through March 31, 2012 policy year of our primary auto liability insurance policy, partially offset by an approximately $0.5 million pretax increase in claims reserves adjustments to account for the claims previously covered by the policy becoming our responsibility when the policy was commuted.

Management Discussion—Asset-Based Operations
Chairman, President, and Chief Executive Officer, David R. Parker, made the following comments; “The financial results of the second quarter of 2012 marked our best financial performance in several years. While the pace of economic growth remains uncertain and the driver market is extremely tight, we believe the trucking economy’s freight demand and capacity remain closely in balance. Regulatory issues, increasing costs and the tight driver market have limited trucking capacity to an extent that yield improvements have been available in most markets to carriers with excellent customer service.  We accomplished an approximately 5.4% increase in average freight revenue per total mile over the same quarter a year ago, as we continued to further improve on already high service standards. Overall, our asset-based operating ratio (operating expenses, net of fuel surcharge revenue, as a percentage of freight revenue) improved approximately 330 basis points to 91.2%.  Excluding gains on sale in both quarters, our asset-based operating ratio improved approximately 510 basis points. Excluding gains on sale in both quarters, and the approximately $3.5 million net favorable impact from our policy release on insurance and claims expense, our asset-based operating ratio improved approximately 240 basis points.

“For the quarter, total revenue in our asset-based operations decreased to $163.8 million, a decrease of $1.7 million compared with the second quarter of 2011.  This decrease consisted of lower fuel surcharge revenue of $2.2 million and higher freight revenues of $0.5 million. The $0.5 million increase in freight revenues related to a 4.3% increase in average freight revenue per tractor per week, partially offset by a 3.7% decrease of our average tractor fleet.

“Average freight revenue per tractor per week increased to $3,335 during the 2012 quarter from $3,198 during the 2011 quarter.  Average freight revenue per total mile increased by 7.4 cents per mile (or 5.4%) compared to the 2011 quarter, while average miles per unit decreased by 1.0%. The main factors impacting the reduced utilization were a 40 basis point decrease in the percentage of our fleet comprised of team-driven tractors and a slightly shorter length of haul. Our non-revenue miles percentage increased by 80 basis points compared with the 2011 quarter. As of June 30, 2012, our fleet was seated with drivers at a higher percentage compared to June 30, 2011 with an approximately 210 basis point improvement.

“We experienced cost pressure in several areas. Salaries, wages and related expenses increased approximately 1.4 cents per mile due to driver pay adjustments since the second quarter of 2011, partially offset by lower workers’ compensation expense and decreases due to a higher percentage of owner-operators.  Operations and maintenance expense increased approximately 1.2 cents per mile compared with the 2011 quarter primarily because of inflationary pressures related to tires and vehicle parts. Owner-operator expense increased approximately 6.2 cents per mile on a total mile basis compared with the 2011 quarter as the owner-operator miles as a percentage of our total miles climbed to 8.6% in the 2012 quarter from 4.4% in the 2011 quarter. We are continuing our objective of growing our owner-operator fleet as a percentage of our total fleet. Increasing owner-operator capacity has shifted (and assuming all other factors remain equal is expected to continue to shift) expenses to the purchased transportation line item with offsetting reductions in employee driver wages and related expenses, net fuel, maintenance, and capital costs.

“Capital costs (combined depreciation and amortization, revenue equipment rentals and interest expense) increased by approximately $2.3 million, primarily due to a $2.3 million decrease in gains on sale of revenue equipment as we simply sold less revenue equipment in the 2012 quarter. The $0.9 million increase to revenue equipment rentals in the 2012 quarter as compared to the 2011 quarter was offset with an approximately equivalent $0.9 million decrease to depreciation and interest expense.

“Net fuel cost (fuel and fuel tax, less fuel surcharge revenue) provided a significant benefit during the 2012 quarter, improving by approximately 5.5 cents per company mile compared with the second quarter of 2011. Fuel prices as measured by the Department of Energy averaged approximately $0.16/gallon lower in the second quarter of 2012 compared with the 2011 quarter. Additionally, we experienced improved fuel economy, benefits from fuel hedging, and slightly improved fuel surcharge recovery. We expect to continue managing our idle time and truck speeds, investing in more fuel-efficient tractors, and partnering with customers to adjust fuel surcharge programs which are inadequate to recover a fair portion of rising fuel costs. In addition, we expect to continue using fuel price hedges periodically to mitigate the potential volatility in fuel prices relating to the portion of our fuel usage that is not covered by fuel surcharges, which may result in positive or negative results in any given quarter.

“Insurance and claims per mile cost decreased to 7.0 cents per mile in the second quarter of 2012 from 12.2 cents per mile in the second quarter of 2011. The decrease related to a refund of $4.0 million of previously expensed premium from our commutation of the April 1, 2011 through March 31, 2012 policy year of our primary auto liability insurance policy. We are required under applicable accounting rules to recognize the full amount of the credit during the second quarter of 2012.  By commuting the policy, we receive a refund of a portion of the premium in exchange for taking responsibility for the full amount of claims formerly covered by the policy, which exposes us to additional risk.  In connection with commuting the policy, we recorded approximately $0.5 million of additional reserves relating to certain of the claims formerly covered by the policy.  The $3.5 million net difference in insurance and claims amounts to approximately 4.0 cents per mile, or 15 cents per diluted share. On a non-GAAP basis, applying the policy refund, net of the additional reserves, to the April 1, 2011 through March 31, 2012 policy year results in an average net cost per mile for insurance and claims of 9.3 cents for the last two policy years combined, the period we have been operating with a $1 million deductible for primary auto liability claims.”

Management Discussion—Non-Asset Based Brokerage Operations
Mr. Parker offered the following comments concerning Covenant Transport Solutions, Inc. (“Solutions”), the Company’s freight brokerage subsidiary:  “For the quarter, Solutions’ total revenue increased 1.3%, to $7.5 million from $7.4 million in the same quarter of 2011.  Operating loss was approximately $152,000 for an operating ratio of 102.0%, compared with operating income of $251,000 and an operating ratio of 96.6% in the second quarter of 2011. Solutions’ gross margins weakened slightly as purchased transportation was 80.5% of total revenue in the current quarter, compared with 80.1% of total revenue in the prior year quarter.  Solutions’ other operating expenses as a percentage of revenue increased to 21.6% of total revenue in the second quarter of 2012 from 16.5% of total revenue in the second quarter of 2011, primarily because the investment in additional personnel and related startup expenses to expand the capacity and range of services offered to our customers and carrier base being made during the 2012 year.”

Cash Flow and Liquidity
Richard B. Cribbs, the Company's Senior Vice President and Chief Financial Officer, added the following comments: "At June 30, 2012, our total balance sheet debt and capital lease obligations, net of cash, were $184.4 million, and the discounted value of future obligations under off-balance sheet operating lease obligations was approximately $63.3 million, including the residual value guarantees under those leases.  At June 30, 2012, our stockholders’ equity was $89.2 million, and our tangible book value was $88.6 million, or $6.01 per basic share.  Since the end of 2011, the Company's balance sheet debt and capital lease obligations, net of cash, decreased by $54.2 million, while the present value of financing provided by operating leases increased by approximately $5.0 million.  At June 30, 2012, our ratio of net debt to total balance sheet capitalization was 67.4%.

“Our existing annual tractor fleet plan for 2012 includes the delivery of approximately 350 tractors and disposal of approximately 500 used tractors, of which we took delivery of approximately 120 tractors and disposed of approximately 350 tractors in the first half of fiscal 2012. We have planned a minor reduction in our overall fleet size from its existing size for 2012. We want to accomplish this by downsizing our company fleet of trucks and partially offsetting that decrease with increasing the owner-operator percentage of our fleet. With a relatively young average tractor fleet age of 23 months at June 30, 2012, we believe there is significant flexibility to manage our fleet, and we plan to regularly evaluate our tractor replacement cycle and new tractor purchase requirements. We had $38.2 million of available borrowing capacity under our revolving credit facility at June 30, 2012. In addition, we believe we have sufficient financing available from the captive finance subsidiaries of our main tractor suppliers and other available financing to fund our expected revenue equipment purchases in 2012. Our 49% equity investment in Transport Enterprise Leasing contributed approximately $0.4 million of pre-tax income in the second quarter.  We were in compliance with our financial covenants at June 30, 2012."

Conference Call Information
The Company will host a live conference call tomorrow, July 26, 2012, at 11:00 a.m. Eastern Time to discuss the quarter.  Individuals may access the call by dialing 800-351-4894 (U.S./Canada) and 334-323-7224 (International), access code CTG2.  An audio replay will be available for one week following the call at 877-919-4059, access code 13267998. In addition, you will be able to listen to the audio replay for an extended period of time on our investor website, under the icon "Audio Archives". For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.ctgcompanies.com/investor-relations under the icon "Earnings Info."

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; and Star Transportation of Nashville, Tennessee.  In addition, Transport Enterprise Leasing, of Chattanooga, Tennessee is an integral affiliated company. The Company's Class A common stock is traded on the NASDAQ Global Select under the symbol, “CVTI”.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statements relating to our management of idle time and truck speeds, investment in more fuel-efficient tractors, implementation of fuel hedges and fuel surcharges, equipment purchases and disposals, and the availability of sufficient financing for equipment purchases are forward-looking statements.  The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims, increased insurance premiums, fluctuations in claims expenses that result from our self-insured retention amounts, including in our excess layers and in respect of claims for which we commute policy coverage, and the requirement that we pay additional premiums if there are claims in certain of those layers, differences between estimates used in establishing and adjusting claims reserves and actual results over time, adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that cause our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; changes in the market condition for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of revenue equipment and real estate on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment that impact our capital expenditures and our results generally; changes in management’s estimates of the need for new tractors and trailers; the effect of any reduction in tractor purchases on the number of tractors that will be accepted by manufacturers under tradeback arrangements; our inability to generate sufficient cash from operations and obtain financing on favorable terms to meet our significant ongoing capital requirements; our ability to maintain compliance with the provisions of our credit agreements, particularly financial covenants in our revolving credit facility; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slowdowns, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs, decrease efficiency, or reduce the availability of drivers, including revised hours-of-service requirements for drivers and the Comprehensive Safety Analysis 2010 that implemented new driver standards and modified the methodology for determining a carrier’s DOT safety rating; the ability to reduce, or control increases in, operating costs; changes in the Company’s business strategy that require the acquisition of new businesses, and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Richard B. Cribbs, Senior Vice President and Chief Financial Officer                                                             (423) 463-3331
criric@covenanttransport.com

For copies of Company information contact:
Kim Perry, Administrative Assistant                                                                                                                    (423) 463-3357
perkim@covenanttransport.com

Covenant Transportation Group, Inc.
Key Financial and Operating Statistics

	INCOME STATEMENT DATA			INCOME STATEMENT DATA
	Three Months Ended June 30,			Six Months Ended June 30,
($000s, except per share data)	2012	2011	% Change	2012	2011	% Change
Freight revenue	$134,220	$133,630	0.4%	$256,120	$258,048	-0.7%
Fuel surcharge revenue	37,081	39,235		72,212	71,208
Total revenue	$171,301	$172,865	-0.9%	$328,332	$329,256	-0.3%

Operating expenses:
Salaries, wages, and related expenses	53,396	54,474		105,558	106,215
Fuel expense	48,217	56,301		96,572	106,973
Operations and maintenance	11,256	10,715		21,667	20,888
Revenue equipment rentals and purchased transportation	22,000	15,459		39,178	29,436
Operating taxes and licenses	3,037	3,014		5,434	6,116
Insurance and claims	6,133	11,193		15,989	19,883
Communications and utilities	1,176	1,248		2,375	2,583
General supplies and expenses	3,846	3,981		7,598	7,849
Depreciation and amortization, including gains and
losses on disposition of property and equipment	11,181	9,246		20,545	21,778
Total operating expenses	160,242	165,631		314,916	321,721
Operating income	11,059	7,234	52.9%	13,416	7,535	78.0%
Other (income) expenses:
Interest expense	3,355	3,926		6,873	8,022
Interest income	-	(10)		-	(32)
Other	(5)	(15)		(15)	(43)
Other expenses, net	3,350	3,901		6,858	7,947
Equity in income of affiliate	425	125		670	125
Income (loss) before income taxes	8,134	3,458		7,228	(287)
Income tax expense	3,883	1,803		3,617	522
Net income (loss)	$4,251	$1,655		$3,611	$(809)

Basic earnings (loss) per share	$0.29	$0.11		$0.25	$(0.06)
Diluted earnings (loss) per share	$0.29	$0.11		$0.24	$(0.06)
Basic weighted average shares outstanding (000s)	14,732	14,702		14,727	14,657
Diluted weighted average shares outstanding (000s)	14,787	14,833		14,796	14,657

	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011	% Change	2012	2011	% Change
($000s)	SEGMENT REVENUES			SEGMENT REVENUES
Asset-based trucking revenues	$126,717	$126,224	0.4%	$243,963	$244,136	-0.1%
Covenant Transport Solutions non-asset based revenues	7,503	7,406	1.3%	12,157	13,912	-12.6%
Freight revenue	$134,220	$133,630	0.4%	$256,120	$258,048	-0.7%

	OPERATING STATISTICS			OPERATING STATISTICS
Average freight revenue per loaded mile	$1.613	$1.517	6.3%	$1.587	$1.493	6.3%
Average freight revenue per total mile	$1.456	$1.382	5.4%	$1.431	$1.355	5.6%
Average freight revenue per tractor per week	$3,335	$3,198	4.3%	$3,188	$3,088	3.2%
Average miles per tractor per period	29,769	30,084	-1.0%	57,912	58,898	-1.7%
Weighted avg. tractors for period	2,923	3,036	-3.7%	2,943	3,058	-3.8%
Tractors at end of period	2,868	3,049	-5.9%	2,868	3,049	-5.9%
Trailers at end of period	6,776	7,133	-5.0%	6,776	7,133	-5.0%

	SELECTED BALANCE SHEET DATA
($000s, except per share data)	6/30/2012	12/31/2011
Total assets	$403,879	$439,825
Total equity	$89,236	$87,055
Total balance sheet debt, net of cash	$184,412	$238,616
Net Debt to Capitalization Ratio	67.4%	73.3%
Tangible book value per basic share	$6.01	$5.85

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